Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

Repare Therapeutics Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, no par value per share	Other	350,000(2)	$3.17(3)	$1,109,500	0.00014760	$163.76

Total Offering Amounts					$1,109,500		$163.76

Total Fee Offsets							$ —

Net Fee Due							$163.76

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares (“Common Shares”) of Repare Therapeutics Inc. (the “Registrant”) that become issuable under the Repare Therapeutics Inc. 2024 Inducement Plan (the “Inducement Plan”) by reason of any share dividend, share split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding Common Shares.

(2)	Represents 350,000 Common Shares reserved for issuance under the Inducement Plan.
(3)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Global Select Market on May 23, 2024.